EXHIBIT 99.1

HMS REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

▪FY'19 Total Revenue of $626.4 Million, +4.7% vs. FY'18
▪FY'19 Net Income of $87.2 Million, +58.5% vs. FY'18
▪FY'19 GAAP EPS of $0.98 per Diluted Share vs. $0.64 per Diluted Share in FY'18
▪FY'19 Adjusted EPS of $1.32 per Diluted Share vs. $1.28 per Diluted Share in FY'18
▪FY'19 Adjusted EBITDA of $179.6 Million, +10.6% vs. FY'18
▪FY'19 Operating Cash Flow a Record $133.2 Million, +38.1% vs. FY'18

IRVING, Texas – February 21, 2020 – HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the fourth quarter and full year ended December 31, 2019.
“HMS posted solid revenue and profit growth in full year 2019, with revenue increasing 4.7%, net income rising 58.5% and adjusted EBITDA increasing 10.6% from the prior year, along with record operating cash flow performance,” said Bill Lucia, Chairman and CEO. “While our business can experience quarterly variability, on an annual basis we continue to experience top and bottom line growth driven by our product innovation, application of new technologies and expansion within both current and new clients.
“We expect our growth in 2020 will be fueled by investments in sales talent, technology, data analytics and product development as well as the strategic acquisitions completed last year as we deliver increasing value to our expanding client base this year and in the future,” Lucia concluded.
Fourth Quarter
Total revenue in the fourth quarter of 2019 was $163.4 million, compared to total revenue of $155.8 million in the fourth quarter of 2018 (+4.9%).
Coordination of Benefits (COB) revenue was $98.6 million in the fourth quarter of 2019 compared to $98.9 million in the fourth quarter of 2018 (-0.3%). Payment Integrity (PI) revenue was $48.4 million in the fourth quarter of 2019, compared to $40.9 million in the fourth quarter of 2018 (+18.3%). Population Health Management (PHM) revenue was $16.6 million in the fourth quarter of 2019, compared to $16.0 million in the prior year fourth quarter (+3.8%).
Net income in the fourth quarter of 2019 was $17.3 million, or $0.20 per diluted share, compared to net income of $33.4 million, or $0.38 per diluted share, in the fourth quarter of 2018.
Adjusted EBITDA in the fourth quarter of 2019 was $42.3 million, compared to $46.1 million in the fourth quarter of 2018 (-8.2%).
Adjusted EPS in the fourth quarter of 2019 was $0.27 per diluted share, compared to adjusted EPS of $0.48 per diluted share in the fourth quarter of 2018, which included discrete tax benefits of $0.17 per diluted share. Excluding the discrete tax benefits, adjusted EPS in the fourth quarter of 2018 was $0.31 per diluted share.

Full Year
Total revenue for the twelve months ended December 31, 2019 was $626.4 million, compared to $598.3 million in the prior year (+4.7%). For the twelve months ended December 31, 2019, total revenue included $10.5 million from the 2Q 2019 Reserve Release. During the second quarter of 2019, the Company released its remaining contract related balances under its original Medicare RAC Contract (the “2Q 2019 Reserve Release”). For the twelve months ended December 31, 2018, total revenue included $8.4 million from the Medicare RAC reserve release in the first quarter of 2018 (the "1Q 2018 Reserve Release"). Excluding the 2Q 2019 Reserve Release and the 1Q 2018 Reserve Release (the "Reserve Releases"), total revenue increased 4.4% compared to the prior year.
COB revenue for the twelve months ended December 31, 2019 was $404.1 million, compared to $397.1 million in the prior year (+1.8%). PI revenue for the twelve months ended December 31, 2019 was $162.2 million, compared to $144.0 million in the prior year (+12.6%). Excluding the Reserve Releases, PI revenue increased 11.9% compared to the prior year. PHM revenue for the twelve months ended December 31, 2019 was $60.1 million, compared to $57.1 million in the prior year (+5.2%).
Net income for the twelve months ended December 31, 2019 was $87.2 million, or $0.98 per diluted share, compared to $55.0 million, or $0.64 per diluted share, in the prior year. For the twelve months ended December 31, 2019, net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release, a net benefit of $0.06 per diluted share related to a gain on the sale of an investment (the "3Q 2019 Gain on Investment"), and discrete tax benefits recorded in the first quarter totaling $0.07 per diluted share. For the twelve months ended December 31, 2018, net income included a net benefit of $0.05 per diluted share related to the 1Q 2018 Reserve Release, discrete tax benefits recorded during the year totaling $0.19 per diluted share and an expense of $20.0 million relating to the settlement of litigation in connection with an acquisition the Company completed in 2010 (the "Settlement Expense").
Adjusted EBITDA for the twelve months ended December 31, 2019 was $179.6 million including a net benefit of $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment, compared to $162.3 million in the prior year (+10.6%), including a net benefit of $6.3 million related to the 1Q 2018 Reserve Release. Excluding those benefits, Adjusted EBITDA increased 4.9% compared to the prior year.
Adjusted EPS for the twelve months ended December 31, 2019 was $1.32 per diluted share, including $0.07 per diluted share related to the 2Q 2019 Reserve Release, $0.06 per diluted share related to the 3Q 2019 Gain on Investment, and discrete tax benefits recorded in the first quarter totaling $0.07 per diluted share. Adjusted EPS was $1.28 per diluted share in the prior year, including a net benefit of $0.05 per diluted share related to the 1Q 2018 Reserve Release and discrete tax benefits recorded during the year totaling $0.19 per diluted share. Excluding the 2Q 2019 Reserve Release, the 3Q 2019 Gain on Investment, discrete tax items in 2019 and 2018, and the 1Q 2018 Reserve Release, adjusted EPS for the twelve months ended December 31, 2019 was $1.12 per diluted share, compared to $1.04 per diluted share in the prior year (+7.7%).
Cash Flow and Capital Resources
Net cash provided by operating activities for the twelve months ended December 31, 2019 was a record $133.2 million compared to $96.5 million in the prior year (+38.1%). Capital expenditures were $21.6 million for the twelve months ended December 31, 2019, compared to $30.4 million in the prior year (-28.9%).
During the third quarter of 2019, the Company acquired VitreosHealth, a privately-held company that offers predictive and prescriptive health insights for population risk models. HMS acquired VitreosHealth for approximately $36.6 million, which was funded with cash on hand. During the fourth quarter of 2019, the Company acquired Accent, a payment accuracy and cost containment business. HMS acquired Accent for approximately $158.6 million, which was funded with cash on hand.

The Company's balance sheet at December 31, 2019 included $139.3 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $178.9 million and outstanding bank debt of $240.0 million at December 31, 2018.
Financial Guidance
The Company initiated its full year 2020 financial guidance, as follows:

($ in millions)	Reported FY 2019	Adjusted FY 2019		FY 2020 Guidance	Y - Y % Change from Adjusted FY 2019
Total Revenue	$626	$616	(1)	$ 705 - 715	14.5 - 16.2%
Net Income	$87	$69	(2)	$ 76 - 80	10.1 - 15.9%
Adjusted EBITDA	$180	$164	(3)	$ 185 - 192	12.8 - 17.1%

(1) Reported FY 2019 revenue includes $10.5 million related to the 2Q 2019 Reserve Release. Including the 2Q 2019 Reserve Release, total FY 2020 revenue growth is expected to be 12.6 - 14.2%. Excluding the 2Q 2019 Reserve Release, then total FY 2020 revenue growth is expected to be 14.5 - 16.2%.
(2) Reported FY 2019 net income includes $6.0 million related to the 2Q 2019 Reserve Release, $5.6 million related to the 3Q 2019 Gain on Investment and $6.5 million related to discrete tax benefits. Including the 2Q 2019 Reserve Release, 3Q 2019 Gain on Investment and discrete tax benefits, then FY 2020 net income growth is expected to be (12.6) - (8.0)%. Excluding the 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment, net income growth is expected to be 10.1 - 15.9%.
(3) Reported 2019 adjusted EBITDA includes $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment. Including the 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment, adjusted EBITDA growth is expected to be 2.8 - 6.7%.  Excluding the 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment, then FY 2020 adjusted EBITDA growth is expected to be 12.8 - 17.1%.

Key assumptions underlying the Company's full year 2020 financial guidance include:
•Depreciation and amortization of approximately $51 million
•Stock-based compensation expense of approximately $23 million
•Net interest expense of approximately $6 million
•An effective tax rate of 28-30%
•Capital expenditures of approximately $30-35 million
Webcast and Conference Call Information
HMS will report its preliminary fourth quarter and full year 2019 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, February 21, 2020. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.
About HMS
HMS advances the healthcare system by helping healthcare organizations reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping consumers lead healthier lives. HMS provides a broad range of coordination of benefits, payment integrity and population health management solutions that help move the healthcare system forward. Visit us at www.hms.com and follow us on Twitter at @HMSHealthcare.
Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.
Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.
The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-K is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, including potential future share repurchases, business plans, objectives and prospects, future operating or financial performance and projections, including our full year guidance for 2020. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans and growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment, acquisition, strategic relationship and divestiture opportunities we are pursuing, and our ability to execute on such opportunities; our ability to successfully integrate acquired businesses and realize synergies; significant and increased competition for our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to secure future contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; changes in tax laws, regulations or guidance or unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions; risks relating to our international operations, including political, regulatory, economic, foreign exchange, cybersecurity, tax compliance and other risks; changes in the healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security, domestically or internationally, or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Robert Borchert	Lacey Hautzinger
SVP, Investor Relations	Sr. Director, External Communications
robert.borchert@hms.com	lacey.hautzinger@hms.com
469-284-2140	469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue	$163,445	$155,828	$626,395	$598,290
Cost of services:
Compensation	59,288	55,438	231,321	224,893
Direct project and other operating expenses	26,376	20,511	90,069	74,346
Information technology	14,323	13,946	53,950	53,428
Occupancy	4,100	4,071	16,375	15,968
Amortization of acquisition related software and intangible assets	4,509	7,280	16,999	32,975
Total cost of services	108,596	101,246	408,714	401,610
Selling, general and administrative expenses	29,151	26,734	114,665	113,442
Settlement expense	—	—	—	20,000
Total operating expenses	137,747	127,980	523,379	535,052
Operating income	25,698	27,848	103,016	63,238
Interest expense	(2,634)	(2,748)	(11,013)	(11,310)
Interest income	857	489	4,148	1,089
Other income	514	—	8,211	—
Income before income taxes	24,435	25,589	104,362	53,017
Income taxes	7,089	(7,802)	17,138	(1,972)
Net income	17,346	33,391	$87,224	$54,989

Basic income per common share:
Net income per common share — basic	$0.20	$0.40	$1.00	$0.66
Diluted income per common share:
Net income per common share — diluted	$0.20	$0.38	$0.98	$0.64
Weighted average shares:
Basic	86,328	83,983	87,222	83,625
Diluted	87,987	87,521	89,317	86,144

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$139,268	$178,946
Accounts receivable, net	223,443	206,772
Prepaid expenses and other current assets	30,925	20,210
Income tax receivable	3,210	18,817
Deferred financing costs, net	564	564
Total current assets	397,410	425,309
Property and equipment, net	86,947	94,435
Goodwill	599,351	487,617
Intangible assets, net	131,849	67,140
Operating lease right-of-use assets	17,493	—
Deferred financing costs, net	1,109	1,673
Other assets	10,117	2,344
Total assets	$1,244,276	$1,078,518

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$97,747	$74,902
Liability for appeals	3,570	21,723
Total current liabilities	101,317	96,625
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	14,881	—
Net deferred tax liabilities	25,587	18,485
Other liabilities	7,626	10,012
Total long-term liabilities	288,094	268,497
Total liabilities	389,411	365,122
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;101,766,468, shares issued and 88,103,566 shares outstanding at December 31, 2019; 98,924,501 shares issued and 85,261,664 shares outstanding at December 31, 2018	1,018	989
Capital in excess of par value	479,964	425,748
Retained earnings	509,459	422,235
Treasury stock, at cost: 13,663,194 shares at December 31, 2019 and 13,663,194 shares at December 31, 2018	(135,576)	(135,576)

Total shareholders' equity	854,865	713,396

Total liabilities and shareholders' equity	$1,244,276	$1,078,518

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, unaudited)

	Years Ended December 31,
	2019	2018	2017
Operating activities:
Net income	$87,224	$54,989	$40,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	33,293	33,254	27,724
Amortization of intangible assets	9,691	24,342	22,555
Amortization of deferred financing costs	564	564	2,258
Gain on sale of cost basis investment	(7,697)	—	—
Stock-based compensation expense	21,901	21,507	24,143
Deferred income taxes	7,290	(3,504)	(20,409)
Noncash lease expense	4,133	—	—
Change in fair value of contingent consideration	—	(35)	(2,865)
Release of estimated liability for appeals, net	(10,478)	(8,436)	—
Changes in operating assets and liabilities:
Accounts receivable	(16,292)	(17,312)	(6,976)
Prepaid expenses and other current assets	(10,487)	(2,785)	(1,298)
Other assets	(2,173)	245	124
Income taxes receivable / (payable)	15,607	(16,925)	1,462
Accounts payable, accrued expenses and other liabilities	4,744	11,181	(340)
Operating lease liabilities	(5,315)	—	—
Liability for appeals	1,227	(628)	32
Net cash provided by operating activities	133,232	96,457	86,464
Investing activities:
Acquisition of businesses, net of cash acquired	(185,790)	—	(171,321)
Proceeds from sale of cost basis investment	9,776	—	—
Investment in common stock	(7,421)	—	—
Purchases of property and equipment	(8,276)	(11,264)	(17,318)
Investment in capitalized software	(13,348)	(19,149)	(15,725)
Net cash used in investing activities	(205,059)	(30,413)	(204,364)
Financing activities:
Proceeds from credit facility	—	—	42,204
Payments for deferred financing costs	—	—	(2,269)
Proceeds from exercise of stock options	39,332	38,362	2,720
Payments of tax withholdings on behalf of employees for net-share settlements	(6,988)	(2,818)	(3,161)
Payments on capital lease obligations	(195)	—	(143)
Purchases of treasury stock	—	(5,955)	(14,137)
Net cash provided by financing activities	32,149	29,589	25,214
Net (decrease)/increase in cash and cash equivalents	(39,678)	95,633	92,686
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	178,946	83,313	175,999
Cash and cash equivalents at end of period	$139,268	$178,946	$83,313
Supplemental disclosure of cash flow information:
Cash (refunds received)/paid for income taxes, net of refunds	$(5,298)	$22,225	$17,995
Cash paid for interest	$10,457	$10,326	$9,944
Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$(1,303)	$1,305	$51

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands, except percentages)	December 31, 2019	December 31, 2018
Net income	$17,346	$33,391

Net interest expense	1,777	2,259
Income taxes	7,089	(7,802)
Depreciation and amortization of property and equipment and intangible assets	11,256	14,376
Earnings before interest, taxes, depreciation and amortization (EBITDA)	37,468	42,224
Stock-based compensation expense	3,186	3,862
Transaction and integration costs	1,638	—
Adjusted EBITDA	$42,292	$46,086
% of Revenue	25.9%	29.6%

	Twelve Months Ended
(in thousands, except percentages)	December 31, 2019	December 31, 2018
Net income	$87,224	$54,989

Net interest expense	6,865	10,221
Income taxes	17,138	(1,972)
Depreciation and amortization of property and equipment and intangible assets	42,984	57,596
Earnings before interest, taxes, depreciation and amortization (EBITDA)	154,211	120,834
Stock-based compensation expense	21,901	21,507
Transaction and integration costs	3,489	—
Settlement Expense	—	20,000
Adjusted EBITDA	$179,601	$162,341
% of Revenue	28.7%	27.1%
Adjusted EBITDA, excluding Reserve Releases and 3Q 2019 Gain on Investment	$163,701	$156,041
% of Revenue	26.6%	26.4%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	December 31, 2019	December 31, 2018
Net income	$17,346	$33,391

Stock-based compensation expense	3,186	3,862
Transaction and integration costs	1,638	—
Amortization of acquisition related software and intangible assets	4,509	7,280
Income tax related to adjustments¹	(2,595)	(2,262)

Adjusted net income	$24,084	$42,271

Weighted average common shares, diluted	87,987	87,521

Diluted GAAP EPS²	$0.20	$0.38
Diluted adjusted EPS²	$0.27	$0.48

Discrete tax benefits	$—	$0.17
Diluted adjusted EPS excluding discrete tax benefits	$0.27	$0.31

	Twelve Months Ended
(in thousands, except per share amounts)	December 31, 2019	December 31, 2018
Net income	$87,224	$54,989

Stock-based compensation expense	21,901	21,507
Transaction and integration costs	3,489	—
Settlement expense	—	20,000
Amortization of acquisition related software and intangible assets	16,999	32,975
Income tax related to adjustments¹	(11,784)	(19,216)

Adjusted net income	$117,829	$110,255

Weighted average common shares, diluted	89,317	86,144

Diluted GAAP EPS²	$0.98	$0.64
Diluted adjusted EPS²	$1.32	$1.28

Discrete tax benefits	$0.07	$0.19
Reserve Releases benefit³	$0.07	$0.05
3Q 2019 Gain on Investment³	$0.06	$—
Diluted adjusted EPS excluding Reserve Releases, 3Q 2019 Gain on Investment, and discrete tax benefits	$1.12	$1.04

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.

(2) Diluted GAAP EPS and Diluted Adjusted EPS included discrete tax benefits of $0.17 per diluted share for the fourth quarter of 2018. Diluted GAAP EPS and Diluted Adjusted EPS included (i) discrete tax benefits of $0.07 per diluted share primarily related to the exercise of employee stock options, $0.07 per diluted share related to the Reserve Releases benefit and a $0.06 per diluted share benefit related to the 3Q 2019 Gain on

Investment benefit for the twelve months ended December 31, 2019, and (ii) discrete tax benefits of $.0.19 per diluted share and $0.05 per diluted share related to the Reserve Releases benefit for the twelve months ended December 31, 2018. The discrete tax benefits recorded in the three months and twelve months ended December 31, 2018 primarily related to state tax apportionments, the closure of routine outstanding prior year tax audits, the exercise of employee stock options, the abandonment of subsidiary stock related to a 2010 acquisition, and year-end federal and state tax adjustments or provision true ups.

(3) The Reserve Releases benefit of $0.07 per diluted share for the twelve months ended December 31, 2019 is net of income tax of approximately $0.03 per diluted share and the 3Q 2019 Gain on Investment benefit of $0.06 per diluted share for the twelve months ended December 31, 2019 is net of income tax of approximately $0.02 per diluted share. The Reserve Releases benefit of $0.05 per diluted share for the twelve months ended December 31, 2018 is net of income tax of approximately $0.02 per diluted share.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Total Debt to Net Leverage Ratio

(in thousands, except ratios)	December 31, 2019	December 31, 2018
Total Debt (revolving credit facility)	$240,000	$240,000
Cash and cash equivalents	(139,268)	(178,946)
Total net debt⁴	$100,732	$61,054

Net income⁵	$87,224	$54,989
Adjusted EBITDA⁶	$179,601	$162,341
Net leverage ratio⁷	0.56	0.38

(4) Total Debt consists of the outstanding principal under our senior secured revolving credit facility
(5) Trailing twelve months Net income
(6) Trailing twelve months Adjusted EBITDA
(7) The Company's net leverage ratio is calculated by dividing total net debt by trailing twelve months' Adjusted EBITDA

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended
(In thousands)	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$133,232	$96,457
Purchases of property and equipment	(8,276)	(11,264)
Investment in capitalized software	(13,348)	(19,149)

Non-GAAP free cash flow	$111,608	$66,044

The Company believes that the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchases of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Projected 2020 Net Income to Projected 2020 EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31, 2020
	Estimated Range
( in millions)	Low	High
Net Income	$76	$80

Net interest expense	6	6
Income taxes	29	32
Depreciation and amortization of property and equipment and intangible assets	51	51
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$162	$169
Stock-based compensation expense	23	23
Adjusted EBITDA	$185	$192